Exhibit 99.1
April 21, 2008 — Frequently Asked Questions and Answers — (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	What are the IMS prescription volumes for VYTORIN and ZETIA?

A

U.S. Total Prescription Volume (000’s)
	January 2008	February 2008	March 2008
Cholesterol Management Market	20,363	18,947	19,687
Total Merck/Schering-Plough Franchise	3,194	2,773	2,803
VYTORIN	1,832	1,597	1,610
ZETIA	1,362	1,176	1,193
Source: IMS’ National Prescription Audit Plus (NPA+)
Q	What is Schering-Plough’s comment on Merck’s guidance regarding the cholesterol franchise?

A	Schering-Plough does not provide numeric guidance and does not comment on the guidance of other companies.

The Merck/Schering-Plough cholesterol joint venture developed potential scenarios about the 2008 equity income. Merck chose an estimate that is within the ranges established in those scenarios.

Q	When does the exclusivity for ZEMURON expire in the U.S.?

A	The U.S. Food & Drug Administration (FDA) recently granted pediatric exclusivity for ZEMURON (rocuronium bromide) a muscle relaxant used as part of general anesthesia surgical procedures. The pediatric exclusivity will add 6-months of exclusivity to the patent, i.e., to October 13, 2008 for the composition of matter patent.

Q	What is the status of the FDA’s review of PegInterferon for malignant melanoma?

A	PegInterferon was filed with regulatory authorities in the U.S. in 2007 for the treatment of malignant melanoma.

The U.S. Food & Drug Administration (FDA) had assigned priority review status to the company’s application.

On March 28, 2008, the FDA issued a notice of complete response and asked the Company to provide additional data to support the application.

Q	What is the status of boceprevir?

A	Schering-Plough is currently conducting a phase II clinical trial of boceprevir called the HCV SPRINT-1 trial in hepatitis C patients who have not received prior therapy. Interim data from this trial is scheduled to be presented at the European Association for the Study of Liver meeting taking place April 23-27 in Milan, Italy.

A phase III protocol has been submitted to the FDA and the company is waiting for concurrence from the FDA prior to beginning phase III clinical trials.

Schering-Plough is also working through the complex chemical synthetic process to build additional qualified clinical supplies for the phase III clinical trials.

DISCLOSURE NOTICE: The information in the frequently asked questions included in this FAQ, and in other written and oral statements about Schering-Plough and its business made by Schering-Plough or its officers from time to time, includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prescription trends for VYTORIN and ZETIA, the timing of regulatory reviews and approvals, and the timing of the presentation of clinical data.

Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces (such as customer buying patterns); economic factors; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the timing and outcomes of the regulatory process; and prescriber and patient reaction to data obtained from post-marketing clinical trials and media reaction to such data, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part I, Item 1A. “Risk Factors” in Schering-Plough’s 2007 10-K/A, filed March 3, 2008.